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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 2004.

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN SCIENCE AND ENGINEERING, INC.
(Exact Name of Registrant as Specified in Its Charter)

MASSACHUSETTS (State or Other Jurisdiction of Incorporation or Organization)	04-2240991 (I.R.S. Employer Identification No.)
829 MIDDLESEX TURNPIKE, BILLERICA, MA 01821 (Address of Principal Executive Offices) (Zip Code)

AMERICAN SCIENCE AND ENGINEERING, INC.
2002 COMBINATION STOCK OPTION PLAN
(Full Title of the Plan(s))

DAVID WALEK, ESQUIRE
ROPES & GRAY LLP
ONE INTERNATIONAL PLACE
BOSTON, MASSACHUSETTS 02110
(Name and Address of Agent for Service)

(617) 951-7000
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.66 2/3 par value ("Common Stock")	400,000(2)	$20.30(3)	$8,120,000	$1,028.80

Rights to Purchase Common Stock (4)	400,000	0	0	0

(1)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(3)
Based upon the average high and low prices for the Registrant's Common Stock on July 23, 2004 as reported by the American Stock Exchange.

(4)
On April 9, 1998, the Board of Directors of the Registrant declared a dividend of one preferred share purchase right for each outstanding share of Common Stock. The 400,000 rights registered by this registration statement represent one right issued in connection with each share of Common Stock. Each right entitles the holder to purchase from the Registrant one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $60.00 per one one-thousandth of a preferred share. The rights are exercisable only upon the occurrence of certain events described in that certain rights agreement between the Registrant and American Stock Transfer & Trust Co., as rights agent. Such presently indeterminable number of rights are also registered by this registration statement as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in Common Stock. The rights are not separately transferable apart from the Common Stock, nor are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the rights.

Statement Regarding Incorporation By Reference From Effective Registration Statement.

        Pursuant to General Instruction E to Form S-8, the Registration Statement on Form S-8 of American Science and Engineering, Inc. filed with the Securities and Exchange Commission (the "Commission") on January 3, 2003 (Commission File No. 333-102338) (the "Original Registration Statement"), relating to the registration of 340,000 shares of our Common Stock, $.01 par value per share (the "Common Stock"), authorized for issuance under our 2002 Combination Stock Option Plan (the "2002 Plan"), is incorporated by reference in its entirety herein. This Registration Statement provides for the registration of an additional 400,000 shares of Common Stock authorized for issuance under the 2002 Plan.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on July 30, 2004.

AMERICAN SCIENCE AND ENGINEERING, INC. (Registrant)
By:	/s/ ANTHONY R. FABIANO Anthony R. Fabiano, President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony R. Fabiano and Kenneth J. Galaznik, and each of them (with full power to each of them to act alone), his and true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ ANTHONY R. FABIANO Anthony R. Fabiano	Director and President (Principal Executive Officer)	July 28, 2004
/s/ KENNETH J. GALAZNIK Kenneth J. Galaznik	Chief Financial Officer, Treasurer and Vice President (Principal Accounting and Financial Officer)	July 28, 2004
/s/ DENIS R. BROWN Denis R. Brown	Director	July 28, 2004
/s/ ROGER P. HEINISCH Roger P. Heinisch	Director	July 28, 2004
/s/ HAMILTON W. HELMER Hamilton W. Helmer	Director	July 28, 2004

/s/ DONALD J. MCCARREN Donald J. McCarren	Director	July 28, 2004
/s/ ERNEST J. MONIZ Ernest J. Moniz	Director	July 28, 2004
/s/ WILLIAM E. ODOM William E. Odom	Director	July 28, 2004
/s/ CARL W. VOGT Carl W. Vogt	Director	July 28, 2004

EXHIBIT INDEX

EXHIBIT	DESCRIPTION OF EXHIBIT	PAGE
4.2	Restated Articles of Organization of the Registrant, as amended by: (a) Articles of Amendment dated March 28, 1973; (b) Articles of Amendment dated May 17, 1976; (c) Articles of Amendment dated October 29, 1976; (d) Articles of Amendment dated November 5, 1996 (each of the foregoing is filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 filed on May 28, 1997 (Reg. No. 333-27929); and (e) Certificate of Vote of Directors Establishing a Class or Series of Stock dated April 14, 1998 (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 filed on December 24, 1998 (Reg. No. 333-69717).	*
4.3	By-Laws of the Registrant, as amended and restated (filed as Exhibit 3.2 to Registrant's Form 10-Q filed on February 23, 2004 (File No. 1-6459)).	*
4.4	Specimen Certificate of Common Stock (filed as Exhibit 2(a)(i) to the Form S-7).	*
4.5
	Shareholder Rights Agreement dated as of April 17, 1998 between Registrant and American Stock Transfer & Trust Co., Inc., as Rights Agent (filed as Exhibit 4 to the Current Report on Form 8-K filed on April 15, 1998).	*
5.1	Legal Opinion of Ropes & Gray LLP	Filed Herewith
23.1	Consent of Ropes & Gray LLP. (Included in its legal opinion filed as Exhibit 5.1 to this Registration Statement.)	Filed Herewith
23.2	Consent of PricewaterhouseCoopers LLP	Filed Herewith
23.3	Consent of Arthur Anderson LLP (Omitted pursuant to Rule 437(a)).	**
24.1	Power of Attorney. (Included on the signature page of this Registration Statement.)

*
Not filed herewith. In accordance with Rule 411(c) promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission which documents are hereby incorporated by reference.

**
After reasonable efforts, the Registrant has been unable to obtain the consent of Arthur Andersen LLP to the incorporation in this Registration Statement of its report with respect to the Registrant's consolidated financial statements, which appeared in the Registrant's Annual Report on Form 10-K for the year ended March 31, 2002. Under these circumstances, Rule 437(a) under the Securities Act permits this Registration Statement to be filed without a written consent from Arthur Andersen LLP. As a result, participants entitled to receive options under the plans registered hereby may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act, for any untrue statement of a material fact or any omission to state a material fact, contained in the Registrant's consolidated financial statements for the year ended March 31, 2002.

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SIGNATURES
EXHIBIT INDEX